EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made effective as of January 1, 2009 (the “Effective Date”), by and between Northstar Neuroscience, Inc. (“Northstar” or the “Company”) and Brian Dow (“Employee”).

The parties agree as follows:

1. Employment. Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Employee is employed as Vice President of Finance and Chief Financial Officer of the Company, reporting to the Chief Executive Officer and the Northstar Board of Directors (the “Board”), and shall have such duties and responsibilities consistent with such position as may be reasonably assigned from time to time.

2.2 Best Efforts; Full-time. Employee shall faithfully and diligently perform all duties assigned to Employee. Employee will expend Employee’s best efforts on behalf of Northstar, and will abide by all policies and decisions made by Northstar, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interests of Northstar at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Northstar, unless Employee notifies Northstar in advance of Employee’s intent to engage in other paid work and receives Northstar’s express written consent to do so.

2.3 Work Location. Employee’s principal place of work shall be located in Seattle, Washington, or such other location as the parties may agree from time to time.

3. Term. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 7 herein (the “Term”).

4. Compensation.

4.1 Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, and effective as of the Effective Date, Northstar shall pay to Employee a base salary approved by the Compensation Committee of the Board of One Hundred Ninety-Two Thousand Dollars ($192,000), payable in accordance with Northstar’s normal payroll practices.

4.2 Bonus. Employee shall be entitled to the same cash or equity-based bonus opportunities as similarly-situated Northstar executives.

4.3 Performance and Salary Review. Northstar may periodically review Employee’s performance. Adjustments to salary or other compensation, if any, will be made by Northstar in its sole and absolute discretion.

4.4 Employment Taxes. All of Employee’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by Northstar.

5. Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to senior executives of Northstar, subject to the terms and conditions of Northstar’s benefit plan documents. Northstar reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Northstar. To obtain reimbursement, expenses must be submitted promptly, with appropriate supporting documentation, in accordance with Northstar’s policies.

7. Termination.

7.1 At-Will Employment. Either Employee or Northstar shall have the right to terminate the employment relationship at any time, with or without cause or advance notice. It is expressly understood that the employment relationship is at-will, and nothing in this Agreement alters such at-will employment relationship. Any change to this at-will employment relationship must be by a separate, specific, written agreement signed by Employee and an authorized representative of Northstar.

7.2 Termination for Cause by Northstar. Northstar may terminate Employee’s employment immediately at any time for Cause, with or without advance notice. For purposes of this Agreement, “Cause” is defined as, in the good-faith discretion of the Board, any of the following, upon thirty (30) days’ written notice and opportunity to cure if such item is reasonably susceptible to cure: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Employee; (b) Employee’s material breach of this Agreement or the Confidentiality, Inventions and Noncompetition Agreement between Northstar and Employee (the “Confidentiality Agreement”); (c) Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Employee’s willful or habitual neglect of duties; (e) Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability; (f) sustained unsatisfactory performance; or (g) Employee’s death. In the event Employee’s employment is terminated in accordance with this Section 7.2, Employee shall be entitled to receive only unpaid base salary at the rate then in effect and accrued and unused paid time off, each prorated to the date of termination, and Northstar shall have no further or other obligations to Employee pursuant to this Agreement.

7.3 Termination Without Cause or Resignation for Good Reason Prior to a Change in Control. In the event that, prior to a Change in Control (as defined in the Northstar 2006 Performance Incentive Plan), Employee is terminated by Northstar other than for Cause or Employee resigns prior to a Change in Control as a result of either: (i) a material adverse change in Employee’s duties and title without Employee’s consent, as measured against Employee’s title and duties immediately prior to such change; (ii) a material reduction (defined as at least a 10% reduction during a twenty-four (24) month period) in Employee’s base salary without Employee’s written consent; or (iii) the office at which Employee is required to report is relocated by more than fifty (50) miles from Northstar’s present location, without Employee’s consent (each, a “Good Reason”), Employee will receive Employee’s base salary then in effect and accrued and unused paid time off, each prorated to the date of termination or resignation, and, subject to the second to last sentence of this Section 7.3: a severance payment equal to six (6) months of Employee’s base salary then in effect,(but in no event less than the greater of $96,000 or 50% of Employee’s highest annualized base salary paid during the preceding 24 months) payable in full promptly following Employee’s execution of the release referenced in this Section 7.3 and the expiration of any applicable revocation period; vesting of an additional twelve (12) months of Employee’s stock options from date of termination or resignation; any earned bonus for which Employee was eligible, prorated to the date of termination or resignation to be paid out according to Northstar’s normal pay-out schedule after Northstar has determined whether a bonus is payable and, if so, the amount of such prorated bonus; and should Employee timely elect COBRA insurance continuation coverage and remain eligible for such coverage, reimbursement at a rate equal to the amount contributed by Northstar for Employee’s insurance coverage premium effective as of the date of termination or resignation for twelve (12) months following termination or resignation, upon proof of payment by Employee, provided, however, that, in addition to the foregoing and only in the case of a termination without Cause, Employee will receive full acceleration of all of the then-unvested shares subject to stock options and other equity awards that were granted by Northstar to Employee between April 1, 2008 and January 15, 2009. Employee’s receipt of the severance, vesting and COBRA benefits set forth in this Section 7.3 are subject to Employee: (a) complying with all surviving provisions of this Agreement as specified in Section 12.7 below; and (b) executing a full general release in a form acceptable to Northstar, releasing all claims, known or unknown, that Employee may have against Northstar or its officers, directors, employees or agents arising out of or in any way related to Employee’s employment, termination or resignation of employment with Northstar and such release becoming effective in accordance with its terms no later than ninety (90) days following such termination or resignation. For avoidance of doubt, Employee’s voluntary termination of employment other than for Good Reason will not give rise to any rights under this Agreement.

7.4 Termination Without Cause or Resignation for Good Reason Following a Change in Control. In the event that, within twelve (12) months following a Change in Control, Employee is terminated other than for Cause or Employee resigns for Good Reason, Employee will receive Employee’s base salary then in effect and any unused paid time off, each prorated to the date of termination or resignation, and, subject to the last sentence of this Section 7.4,a severance payment equal to six (6) months of Employee’s base salary then in effect, (but in no event less than the greater of $96,000 or 50% of Employee’s highest annualized base salary paid during the preceding 24 months), payable in full promptly following Employee’s execution of the release referenced in this Section 7.4 and the expiration of any applicable revocation period; full acceleration of all of the then-unvested shares subject to stock options held by the Employee; any earned bonus for which Employee was eligible, prorated to the date of termination or resignation to be paid out according to Northstar’s normal pay-out schedule after Northstar has determined whether a bonus is payable and, if so, the amount of such prorated bonus; and should Employee timely elect COBRA insurance continuation coverage and remain eligible for such coverage, reimbursement at a rate equal to the amount contributed by Northstar for Employee’s insurance coverage premium effective as of the date of termination or resignation for twelve (12) months following termination or resignation, upon proof of payment by Employee. Employee’s receipt of the severance, vesting and COBRA benefits set forth in this Section 7.4 are subject to employee: (a) complying with all surviving provisions of this Agreement as specified in Section 12.7 below; and (b) executing a full general release in a form acceptable to Northstar, releasing all claims, known or unknown, that Employee may have against Northstar or its officers, directors, employees or agents arising out of or any way related to Employee’s employment, termination or resignation of employment with Northstar and such release becoming effective in accordance with its terms no later than ninety (90) days following such termination or resignation.

7.5 280G and 409A. If, due to the benefits provided under this Section 7, Employee is subject to any excise tax due to characterization of any amounts payable under this Section 7 as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the gross amount payable in cash under this Section 7 will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Employee of any additional tax, penalty, or interest under Section 409A of the Code. Northstar agrees to pay Employee an amount equal to 20 percent (20%) of any severance payment that is subject to the additional tax imposed by Section 409A of the Code (excluding the payment described in this sentence) (the “Gross-Up Payment”). Northstar will make the Gross-Up Payment at the same time it makes the first severance payment hereunder. If requested by Employee, the parties shall amend or modify this Agreement in order to comply with the provisions of Section 409A of the Code (including any amendment or replacement of such section), to the extent applicable.

For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

“Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Employee’s “separation from service” as defined in Section 409A of the Code.

If a payment obligation under this Agreement arises on account of the Employee’s separation from service while the Employee is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Employee’s estate following his death.

8. Confidentiality. Employee agrees to read, sign and abide by Company’s Confidentiality, Inventions and Noncompetition Agreement, which is provided with this Agreement and incorporated herein by reference.

9. No Conflict of Interest. During the term of Employee’s employment with Northstar and during any period Employee is receiving payments from Northstar, Employee must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Northstar, as may be determined in good faith by Northstar in its sole and absolute discretion. If Northstar believes such a conflict exists during the term of this Agreement, Northstar may ask Employee to choose to discontinue the other work or resign employment with Northstar. If Northstar believes such a conflict exists during any period in which Employee is receiving payments pursuant to this Agreement, Northstar may ask Employee to choose to discontinue the other work or forfeit the remaining severance and other payments under this Agreement. In addition, Employee agrees not to refer any client or potential client of Northstar to competitors of Northstar, without obtaining Northstar’s prior written consent, during the term of Employee’s employment and during any period in which Employee is receiving payments from Northstar pursuant to this Agreement.

10. Mutual Non-Disparagement. Employee will not, during the term of this Agreement or after the termination hereof, disparage Northstar, its products, services, agents or employees. Northstar’s officers and directors will not, during the term of this Agreement or after the termination hereof, disparage Employee.

11. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 2.2 and 8 through 10 (collectively “Covenants”) would cause irreparable injury to Northstar and agrees that in the event of any such breach, Northstar shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. General Provisions.

12.1 Successors and Assigns. The rights and obligations of Northstar under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Northstar. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

12.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statute at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Employee Acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6 Governing Law. The parties agree that this Agreement, and any disputes arising under this Agreement, will be governed by and construed in accordance with the laws of the state of Washington, without giving effect to any conflict of laws principle to the contrary. The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in King County, Washington, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Washington is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of Washington.

12.7 Survival. Sections 7 (“Termination”), 8 (“Confidentiality”), 9 (“No Conflict of Interest”), 10 (“Mutual Non-Disparagement”), 11 (“Injunctive Relief”), 12 (“General Provisions”) and 13 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Northstar.

13. Entire Agreement. This Agreement, including the Confidentiality Agreement incorporated herein by reference, the Restricted Stock Grant Agreement, the 2006 Plan, the Northstar 1999 Stock Option Plan and related option documents in place at the time of this signing, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including the Severance Program for Director Level Employees (July 2008) dated July 28, 2008 (except that the 2008 revised bonus target total of $18,000 referenced therein shall survive). This Agreement may be amended or modified only by a supplemental written agreement signed by Employee and an authorized representative of Northstar. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Brian Dow

Dated: December 4, 2008	/s/ Brian B. Dow

NORTHSTAR NEUROSCIENCE, INC.
Dated: December 4, 2008
	By:	/s/ John S. Bowers Jr.
	Name:	John S. Bowers Jr.
	Title:	President and Chief Executive Officer

	Address:	2401 Fourth Avenue, Suite 300 Seattle, Washington 98121

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